OPTION AGREEMENT

This Agreement made in duplicate and dated the 1st day of July, 2004

BETWEEN:

CARBIZ INC., a corporation incorporated under the laws of the Province of Ontario (hereinafter called the "Corporation"),

\- and -

ROSS QUIGLEY, of the City of Thornhill, in the Province of Ontario (hereinafter called the "Participant")

WHEREAS the Participant is a director of the Corporation and has been designated by the Corporation as eligible to participate in the Carbiz.com Inc. Stock Option Plan (the "Plan");

AND WHEREAS the Corporation desires to grant to the Participant an option to purchase Common Shares of the Corporation (the "Shares") in accordance with the terms of the Plan;

NOW THEREFORE THIS AGREEMENT WITNESSETH that the parties hereto agree as follows:

1. The Corporation hereby grants to the Participant an irrevocable option (the "Option") to purchase all or any part of 100,000 Shares at a price of $0.30 per share, subject to the terms and conditions set forth herein and in the Plan. To the extent that there is a conflict or inconsistency between the provisions of this agreement and the provisions of the Plan, the provisions of the Plan shall prevail and govern.

2. The Option expires and terminates at 5:00 p.m. (Calgary time) on the day (the "Expiry Date") that is the earlier of (i) the 5th anniversary of the date hereof and (ii) the dates determined by Sections 6 and 7 below.

3. Subject to the more specific provisions of the Plan, the Shares optioned under this Agreement shall vest immediately.

4. Except as provided in Sections 6 and 7 below, the Option may only be exercised while the Participant is a director, officer, employee or consultant of the Corporation or any of its subsidiaries or affiliates. The Participant (or the Participant's legal or personal representative)

may exercise the Option by delivering to the Corporation, at its principal office in Toronto, Ontario:

(a) a written notice expressing the intention to exercise the Option and specifying the number of Shares in respect of which the Option is exercised;

(b) a cash payment, cheque or bank draft, representing the full purchase price of the Shares in respect of which the Option is exercised; and

(c) in the event that the Option is exercised in accordance with this Agreement by persons other than the Participant, proof satisfactory to the Corporation of the right of such persons to exercise the Option.

5. Upon the exercise of the Option as aforesaid, the Corporation shall employ its reasonable efforts to forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the Participant (or the Participant's legal, personal representative) or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Shares as the Participant (or the Participant's legal, personal representative) shall have then paid for.

6. If the Participant shall cease to be a director, officer, employee or consultant of the Corporation for any reason other than death or permanent disability, the Option granted herein shall expire and terminate at 5:00 p.m. (Calgary time) on the day that is the earlier of the (i) 30th day after the date the Participant ceases to be a director, officer or employee of the Corporation and (ii) the 5th anniversary of the date hereof.

7. In the event of the death or permanent disability of the Participant, the Option shall be exercisable until 5:00 p.m. (Calgary time) on the day that is the earlier of (i) 12 months after the date of death or permanent disability of the Participant and (ii) the 5th anniversary of the date hereof, and then, only:

(a) by the person or persons to whom the Participant's rights under the Option shall pass by the Participant's will or applicable law; and

(b) to the extent that the Participant was entitled to exercise the Option as at the date of the Participant's death or permanent disability.

8. The Participant acknowledges and agrees that neither the selection of the Participant as a Participant under the Plan nor the granting of the Option hereunder shall: (i) confer upon the Participant any right to continue as a director, officer, employee or consultant of the Corporation or any of its subsidiaries or affiliates, as the case may be, or (ii) be construed as a guarantee that the Participant will continue as a director, officer, employee or consultant of the Corporation or any of its subsidiaries or affiliates, as the case may be. The Participant further acknowledges and agrees that this Agreement and the Option granted hereby shall in no way constitute the basis for a claim for damages by the Participant against the Corporation in the event of the termination of the employment of the Participant with the Corporation or any of its subsidiaries or affiliates for any reason whatsoever, including the Participant's wrongful dismissal, and the Participant

hereby releases and forever discharges the Corporation from all claims and rights of action for damages whatsoever based upon or arising out of this Agreement and the Option.

9. The Participant shall not have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of the Option until such Shares have been paid for in full and issued to the Participant.

10. The number of Shares deliverable upon the exercise of the Option shall be increased or decreased proportionately in the event of the subdivision or consolidation of the outstanding Shares of the Corporation prior to the Expiry Date, without any change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Share covered by the Option. In case the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Option and to prevent its dilution or enlargement. Adjustments under this Section 10 shall be made by the board of directors of the Corporation (or by such committee or persons as may be delegated such authority pursuant to the Plan), whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Shares shall be issued on any such adjustment.

11. The Option and all benefits and rights accruing to the Participant hereunder shall not be transferrable or assignable unless specifically provided herein. During the lifetime of the Participant the Option granted hereunder may only be exercised by the Participant as herein provided and in the event of the death of the Participant, by the person or persons to whom the Participant's rights under the Option pass by the Participant's will or applicable law.

12. The Participant acknowledges and agrees that the Board may, at any time, suspend or terminate the Plan. The Board may also at any time amend or revise the terms of the Plan, provided that no such amendment or revision shall alter the terms of the Option granted herein.

13. The obligation of the Corporation to issue and deliver Shares on the exercise of the Option in accordance with the terms and conditions of this Agreement is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If Shares cannot be issued to the Participant upon the exercise of the Option for any reason whatsoever, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of the Option will be returned to the Participant as soon as practicable.

14. The Participant acknowledges to have read and understood the Plan and the Participant and the Corporation agree that all provisions thereof apply to the parties hereto and to this Agreement with the same effect as if such provisions were set out in this Agreement.

15. Time shall be of the essence of this Agreement.

16. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

CARBIZ INC.

Per: ______________________

Per: ______________________

SIGNED, SEALED AND DELIVERED in the presence of:

____
Witness

____
Ross Quigley

S:\C4\679\41536\6\0035-1-agr. docH:\CARBIZINC\OPTIONS\OptionsJULY204\ROSS7-1-04.doc

Notice expressing the intention to exercise

Ross Quigley
52 Dove Lane
Thorhill, Ontatio
L3T 1W1

Carbiz Inc.
93 Skyway Avenue
Suite 210
Toronto, Ontario
M9W 6R3

Date:

Dear Sirs:

This is to advise you of my intension to exercise the options stated below for Carbiz Inc.

Issued date	Number of options exercised	Price per share
July 1, 2004	100,000	$ 0.30 CN

Please make the appropriate agreements to have certificates issued in my name as per above.

You will also find attached a cheque in the amount $ ________ payable to Carbiz Inc. in payment of my exercising the options.

Yours truly,

Ross Quigley